UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FEEL GOLF CO., INC.
(Exact name of Registrant as Specified in Its Charter)

California	77-0532590
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

200 S. Andrews Ave, Ste 703B
Ft. Lauderdale, FL 33301
(Address, Including Zip Code, of Principal Executive Offices))

CONSULTING SERVICES
(Full title of the Plan)

Victoria Rudman
200 S. Andrews Ave, Ste 703B
Ft. Lauderdale, FL 33301
(866) 326-3000
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ❑	Accelerated filer ❑
Non-accelerated filer ❑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)
Common Stock	60,000,000 Shares	$0.002	$120,000	$16.37

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the last sale price reported on the OTCQB on May 31, 2013.

EXPLANATORY NOTE

This Registration Statement is being filed by Feel Golf Co., Inc. (the “Registrant”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register up to 60,000,000 shares of the Company’s common stock, par value $0.001 per share, that may be issuable under the Company’s Consulting Agreement with Jeffrey Maller (the “Consultant”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) by Registrant in accordance with the rules and regulations of the Security and Exchange Commission (the “Commission”).

PART II

Item 3.  Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated by reference:

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed March 12, 2013, including all material incorporated references therein and all amendments thereto;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed May 15, 2013, including all material incorporated references therein and all amendments thereto;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (a) above.

(d)	A description of our common stock contained in our registration statement on Form 8-A filed June 29, 2010

All documents subsequently filed by the Registrant pursuant to the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part o this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

The shares of Common Stock registered in this Registration Statement may be issued to Jeffrey Maller, consultant for the Registrant, for legal services provided to the Registrant. Mr. Maller is also providing the legal opinion attached to this Registration Statement.

Item 6.   Indemnification of Directors and Officers

Section 317 of the California Corporations Code provides that a corporation may indemnify corporate agents (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.

The indemnification provided by Section 317 of the California Corporations Code is not deemed to be exclusive of any other rights to which agents of a corporation seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights are authorized in the articles of the corporation. Articles VI of the Registrant’s Amended and Restated Articles of Incorporation, as amended, authorizes the Registrant to provide for indemnification for its directors and officers to the fullest extent permitted under California law. Article VI of the Registrant’s Bylaws provides for the indemnification of all past and current directors and executive officers to the maximum extent and in the manner permitted by California law. The Registrant also maintains on behalf of its directors and officers liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors and executive officers of the Registrant.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Exhibit
Number

5.1	Opinion of the Law Offices of Jeffrey Maller regarding legality
10.1	Agreement with Legal Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of the Law Offices of Jeffrey Maller (included in Exhibit 5.1)

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(2)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(3)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(4)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1) and (2) do not apply if the Registration Statement is on Form S-8, and the information required to be included is a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 4, 2013.

FEEL GOLF CO., INC.

BY:	/s/ Victoria Rudman
Victoria Rudman,
Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated

June 4, 2013	BY:	/s/ Victoria Rudman
Victoria Rudman,
Chief Executive Officer
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) Director

June 4, 2013	BY:	/s/ Matthew Schissler
Matthew Schissler,
Director and Chairman of the Board

June 4, 2013	BY:	/s/ Paul Favata
Paul Favata,
President, Director

Index of Exhibits

Exhibit
Number

5.1	Opinion of the Law Offices of Jeffrey Maller regarding legality
10.1	Agreement with Legal Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of the Law Offices of Jeffrey Maller (included in Exhibit 5.1)